Exhibit 5.2

Claire Keast-Butler

+44 20 7556 4211

ckeastbutler@cooley.com

Bicycle Therapeutics plc

B900 Babraham Research Campus

Cambridge

CB22 3AT

United Kingdom

5 June 2020

Ladies and Gentlemen:

Re:	Bicycle Therapeutics plc — Registration Statement on Form S-3 — Exhibit 5.2

1.	INTRODUCTION

1.1	We have acted as English legal advisers to Bicycle Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing on the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”). We have taken instructions solely from the Company.

1.2	The Registration Statement relates to the registration for issue and sale by the Company of (a) ordinary shares with a nominal value of £0.01 each in the capital of the Company (“Ordinary Shares”), (b) American Depositary Shares representing Ordinary Shares (“ADSs”) (c) preference shares in the capital of the Company (“Preference Shares”), (d) debt securities in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt (“Debt Securities”), (e) warrants for the purchase of Ordinary Shares, Ordinary Shares represented by ADSs, Preference Shares and/or Debt Securities in one or more series (“Warrants”), (f) rights to purchase any of the securities as described in the Registration Statement and relevant Prospectus (“Rights”) and (g) units comprised of one or more of the aforementioned securities as described in the Registration Statement and relevant Prospectus in any combination (“Units”) (the Ordinary Shares, ADSs, Preference Shares, Debt Securities, Warrants, Rights and Units together, the “Securities”), in each case to the public in a registered offering or offerings, with the aggregate offering price of up to US$250,000,000.

1.3	The Registration Statement also includes a sales agreement prospectus supplement to the Base Prospectus relating to the offering, issuance and sale of an amount of ADSs with an aggregate offering price of up to US$50,000,000 that may be issued and sold under a sales agreement between the Company and Cantor Fitzgerald & Co. and Oppenheimer & Co. Inc. (the “Sales Agreement”).

1.4	We are rendering this letter at the request of the Company in connection with the Registration Statement.

Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS, UK
t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word 'partner,' used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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1.5	Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.6	All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	PDF copies, certified as true copies by the Company’s company secretary (the “Company Secretary”), of written resolutions of the shareholders of the Company passed on 13 May 2019 including: (i) an ordinary resolution of the shareholders of the Company authorising its directors to allot new shares in the capital of the Company or to grant rights to subscribe for or to convert any security into shares in the Company, up to a maximum aggregate nominal amount of £150,000 (the “Allotment Authority”); and (ii) a special resolution of the shareholders of the Company empowering the directors of the Company to allot equity securities pursuant to the Allotment Authority as if the statutory pre-emption rights contained in section 561(1) of the Companies Act 2006 (the “Companies Act”) did not apply to such allotment (the “Shareholder Written Resolutions”);

2.2	a PDF copy, certified as a true copy by the Company Secretary, of the resolutions passed at a meeting of the board of directors of the Company (the “Board” or the “Directors”) held on 21 May 2020 (the “Board Meeting”): (i) authorising the filing of the Registration Statement; and (ii) authorising the officers of the Company to take steps to prepare and file the Registration Statement (the “Board Resolutions”);

2.3	a PDF copy, certified as a true copy by the Company Secretary, of the written resolutions of the strategic committee of the Board (the “Strategic Committee”) passed on 5 June 2020 resolving to, inter alia, (i) approve the form of Sales Agreement and (ii) authorise and appoint Kevin Lee (as Chief Executive Officer) and Lee Kalowski (as Chief Financial Officer) to execute and deliver the Sales Agreement (the “Strategic Committee Written Resolutions”)

2.4	a PDF copy, certified as a true copy by the Company Secretary, of the current articles of association of the Company adopted on 23 May 2019 (the “Articles”), the certificate of incorporation of the Company dated 27 October 2017 and certificate of incorporation on re-registration of the Company as a public company dated 22 May 2019;

2.5	a copy of the Registration Statement filed with the SEC on 5 June 2020;

2.6	the form of senior indenture filed as Exhibit 4.4 to the Registration Statement (the “Senior Indenture”);

2.7	the form of subordinated indenture filed as Exhibit 4.5 to the Registration Statement (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”);

2.8	the form of Ordinary Share warrant agreement (including the form of warrant certificate contained therein) filed as Exhibit 4.7 to the Registration Statement (the “Ordinary Share Warrant Agreement”);

2.9	the form of Preference Share warrant agreement (including the form of warrant certificate contained therein) filed as Exhibit 4.8 to the Registration Statement (the “Preference Share Warrant Agreement”);

2.10	the form of Debt Securities warrant agreement (including the form of warrant certificate contained therein) filed as Exhibit 4.9 to the Registration Statement (the “Debt Securities Warrant Agreement” and, together with the Ordinary Share Warrant Agreement and the Preference Share Warrant Agreement, the “Warrant Agreements”); and

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2.11	the Sales Agreement.

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:39 a.m. (London time) on 5 June 2020 (the “Online Search”); and

3.2	a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions in England and Wales with respect to the Company, carried out at 11:28 a.m. (London time) on 5 June 2020 (the “Telephone Enquiry” and, together with the Online Search, the “Searches”).

4.	OPINIONS

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinions set out in paragraph 6 (Scope of Opinions) and the reservations set out in paragraph 7 (Reservations), we are of the opinion that as at the date of this letter:

4.1	The Company has been duly incorporated and is existing as a public company with limited liability under English law.

4.2	The Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company, or that any petition for the winding-up of the Company has been presented.

4.3	The Ordinary Shares, when issued, delivered and paid for as contemplated in the Registration Statement and any relevant Prospectus, and in accordance with the terms of a duly authorised, executed and delivered purchase, underwriting or similar agreement, or upon conversion of any convertible Debt Securities in accordance with their terms, or upon exercise of any Warrants in accordance with their terms, will be validly issued, fully paid or credited as fully paid, and will not be subject to any call for payment of further capital.

4.4	The Preference Shares, when issued, delivered and paid for as contemplated in the Registration Statement and any relevant Prospectus, and in accordance with the terms of a duly authorised, executed and delivered purchase, underwriting or similar agreement, or upon conversion of any convertible Debt Securities in accordance with their terms, or upon exercise of any Warrants in accordance with their terms, and in each case in accordance with the terms of issue of such class of Preference Shares as set out in the relevant ordinary resolution or resolution of the Board (or duly authorised committee thereof) or in amended articles of association of the Company, will be validly issued, fully paid or credited as fully paid, and will not be subject to any call for payment of further capital.

4.5	The Company has the requisite corporate power and capacity to enter into the Indentures and the Warrant Agreements.

5.	ASSUMPTIONS

In giving the opinions in this letter, we have assumed (without making enquiry or investigation) that:

5.1	all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

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5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3	each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office that they claim to hold;

5.4	where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or similar arrangement;

5.5	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been and will be so delivered;

5.6	the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made, and that the results of the Searches will remain true, complete, accurate and up-to-date as at the date of the Registration Statement and as at each date on which the Company allots or issues Securities or enters into the Indentures and the Warrant Agreements (each, a “Bring-Down Date”);

5.7	no notice has been received by the Company which could lead to the Company being struck off the register of companies under section 1000 of the Companies Act and no such notice shall have been received as at each Bring-Down Date;

5.8	the Articles remain in full force and effect and no alteration has been made or will be made to the Articles as at the date of this letter and as at each Bring-Down Date (save for any amendments made to the Articles to set out the terms of issue of any class of Preference Shares);

5.9	the Securities will be sold or issued in accordance with a duly authorised, executed and delivered purchase, underwriting or similar agreement;

5.10	to the extent that the obligations of the Company under the Indentures, the Warrant Agreements, the Sales Agreement, any purchase, underwriting or similar agreement pursuant to which Securities will be sold or issued or any other document to be entered into in connection with any offering of Securities pursuant to the Registration Statement and any relevant Prospectus (each a “Relevant Agreement” and collectively, the “Relevant Agreements”) may be dependent upon such matters, each of the parties to such Relevant Agreement:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)	is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgements, awards, injunctions or orders binding upon it or its property;

(c)	has the capacity, power and authority to execute, deliver and perform the Relevant Agreements;

(d)	is duly qualified to engage in the activities contemplated by the Relevant Agreements and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Relevant Agreements;

(e)	is authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the relevant courts or arbitral tribunal specified in such Relevant Agreement and has validly submitted to such jurisdiction; and

(f)	has validly authorised, executed and delivered all relevant documents, and that each of the foregoing remains the case as at each Bring-Down Date;

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5.11	each Relevant Agreement (and any other documents referred to therein) constitutes legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that each of the Relevant Agreements will remain in full force and effect at each Bring-Down Date and, in the case of the Indentures and the Warrant Agreements, in the form reviewed by us;

5.12	there is an absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings amending, rescinding or modifying or suspending any of the terms of any of the Relevant Agreements or which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of each of the Relevant Agreements;

5.13	in relation to the Registration Statement and any relevant Prospectus and the transactions contemplated thereby, the Directors have acted and will act in the manner required by section 172 of the Companies Act and that each issuance of Securities pursuant to the Registration Statement and any relevant Prospectus will be made in good faith and on bona fide commercial terms and on arms’ length terms and for the purposes of carrying on the business of the Company;

5.14	the Company is, and the Company and each party to the Relevant Agreements will at all relevant times remain, in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions and human rights laws and regulations;

5.15	the Registration Statement has become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded prior to each Bring-Down Date, and the Prospectus has been filed with the SEC and an appropriate prospectus supplement with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the rules and regulations thereunder prior to any issue of Securities;

5.16	the Shareholder Written Resolutions referred to in paragraph 2.1 (Documents) were duly passed as written resolutions on 13 May 2019, that the requisite majority of eligible shareholders have signed one or more copies of the Shareholder Written Resolutions, that all provisions of the Companies Act and the articles of association of the Company then in force were duly observed and that such Shareholder Written Resolutions were duly passed and have not been revoked or varied and remain in full force and effect, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.17	the Board Resolutions referred to in paragraph 2.2 (Documents) are a true record of the proceedings described therein, and that the Board Meeting was duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum was present throughout, the requisite majority of Directors voted in favour of approving the resolutions and the resolutions passed at that meeting of the Board, as applicable, were duly adopted, have not been revoked or varied and remain in full force and effect;

5.18	the Strategic Committee Written Resolutions referred to in paragraph 2.3 (Documents) were duly passed as written resolutions on 5 June 2020, that the Strategic Committee was duly constituted, that all provisions of the Companies Act and the articles of association of the Company then in force were duly observed and that the Strategic Committee Written Resolutions were duly adopted, have not been revoked or varied and remain in full force and effect;

5.19	the Securities contemplated to be offered under the Registration Statement and any relevant Prospectus will be allotted and issued (or in the case of convertible Debt Securities or Warrants the right to convert such security into, or subscribe for, Ordinary Shares and/or Preference Shares will be granted) pursuant to the authority and power granted to the Directors pursuant to section 551 and section 570 of the Companies Act, respectively and as applicable, under the Shareholder Written Resolutions, and that that authority and that power are and shall remain unutilised to a sufficient extent to enable the allotment and issue of any Securities contemplated to be issued pursuant to the Registration Statement and any relevant Prospectus, and that the Directors shall not allot or issue (or purport to allot or issue) any Ordinary Shares or Preference Shares and shall not grant rights (or purport to grant rights) to subscribe for any Ordinary Shares or Preference Shares, or convert any security into Ordinary Shares or Preference Shares, in excess of such authorities or powers or in breach of any other limitation on their authority or power to allot and issue shares or grant rights to subscribe for, or convert any security into, Shares;

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5.20	any issue of Securities shall have been duly approved by the Board in accordance with the Articles and the requirements of all applicable laws;

5.21	all Ordinary Shares and Preference Shares will be duly allotted by the Board and any Debt Security convertible into Ordinary Shares or Preference Shares or Warrants to purchase Ordinary Shares or Preference Shares will be duly issued by the Board in accordance with the Articles and the requirements of all applicable laws;

5.22	any Preference Shares will be allotted and any Debt Securities convertible into Preference Shares or Warrants to purchase Preference Shares will be issued in accordance with the terms of issue of such Preference Shares as set out in the relevant ordinary resolution of shareholders or resolution of the Board or duly authorised committee thereof or in amended articles of association of the Company;

5.23	the ordinary resolution of shareholders referred to in paragraph 5.22 above will be passed at a general meeting of the Company duly convened and held at which all constitutional, statutory and other formalities will be duly observed, a quorum of shareholders will be present throughout and the shareholder resolutions will be duly passed and will not have been revoked or varied and will remain in full force and effect, and that all filings required to be made with Companies House in connection therewith will have been made within the relevant time limits;

5.24	the resolutions of the Board referred to in paragraphs 5.20, 5.21 and 5.22 above will be passed at a duly constituted and convened meeting of the Board and all constitutional, statutory and other formalities will be duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum will be present throughout, the requisite majority of Directors will vote in favour of approving the resolutions and the resolutions passed at that meeting of the Board will be duly adopted, will not have been revoked or varied and will remain in full force and effect;

5.25	to the extent any Preference Shares incorporate any right for the Company to buy back, purchase, redeem or repurchase any Preference Shares or any right for any other party thereto to require the Company to do so, the Company will comply with the Articles, the Companies Act and all other applicable laws and obtain all required resolutions of the shareholders and/or any class of shareholders of the Company to do so;

5.26	no Ordinary Shares or Preference Shares will be allotted or issued, or are or shall be committed to be allotted and issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency) and no Warrants shall be issued with an exercise price of less than the nominal value per Ordinary Share or Preference Share, as applicable;

5.27	at the time of each allotment and issue of Ordinary Shares or Preference Shares, the Company shall have received in full payment for such shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) equal to the aggregate subscription price for such shares, such amount not being less than the aggregate nominal value for such shares, and the Company shall have entered the holder or holders thereof in the register of members of the Company showing that all such shares have been fully paid up as to their nominal value and any premium thereon as at the date of each such allotment;

5.28	any right to purchase Ordinary Shares or Preference Shares or to convert or exchange any Securities into Ordinary Shares or Preference Shares will be exercised, and Ordinary Shares or Preference Shares to which holders of Securities are entitled thereupon will be allotted and issued, in accordance with the terms of the Relevant Agreements and the relevant Securities;

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5.29	any convertible Debt Securities or Warrants when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of those convertible Debt Securities or Warrants maintained for this purpose, in each case in accordance with the instruments and/or agreements constituting those convertible Debt Securities or Warrants, the Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

5.30	the instruments and/or agreements constituting any convertible Debt Securities or Warrants, and the obligations created by them, will constitute the legal, valid, binding and enforceable obligations of each of the parties to them under the laws by which they are expressed to be governed;

5.31	the right to convert or exchange any convertible Debt Securities or Warrants into, or to purchase, Ordinary Shares or Preference Shares will be exercised, and Ordinary Shares and/or Preference Shares to which the holders of any convertible Debt Securities or Warrants are entitled thereupon will be allotted and issued, in accordance with the terms of the relevant convertible Debt Securities or Warrants;

5.32	there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any Securities that may be issued pursuant to the Registration Statement and any relevant Prospectus;

5.33	the Company has not taken any corporate or other action and no steps have been taken or legal proceedings have been started against the Company for the liquidation, winding-up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) or becomes unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated in this letter, is insolvent or has been dissolved or declared bankrupt;

5.34	all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England are on the date of this letter legal, valid and binding under the laws by which they are (or are expected to be) governed;

5.35	there are no provisions of the laws of any jurisdiction outside England that would have any implication for the opinion which we express in this letter and that, insofar as the laws of any jurisdiction outside England may be relevant to this letter, such laws have been and will be complied with;

5.36	we note that the Indentures and the Warrant Agreements provide that they are to be governed by and construed in accordance with New York law. We express no opinion as to any matters governed by New York law. As lawyers not qualified in New York, we are not qualified or able to assess the true meaning or import of the terms of the Indentures and the Warrant Agreements under New York law, and we have made no investigation of such meaning or import. Therefore, our review of the Indentures and the Warrant Agreements has been limited to their terms as they appear to us on their face. We have assumed that the choice of New York law in the Indentures and the Warrant Agreements is valid as a matter of New York law and the Indentures and the Warrant Agreements and each of their respective provisions are valid, binding and enforceable under New York law and the law of any other jurisdiction whose law applies, other than law covered expressly in an opinion included in this letter. We have also assumed that, under New York law, any court named in the forum selection clauses of the Indentures and the Warrant Agreements will have jurisdiction over the parties and the subject matter of any action brought in that court under the Indentures and the Warrant Agreements;

5.37	all statements of fact and representations and warranties as to matters of fact (except as to matters expressly set out in the opinions given in this letter) contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading;

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5.38	all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in connection with the transactions contemplated by the Registration Statement have been or will be duly made or obtained and are, or will be, in full force and effect;

5.39	no Securities have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (the “FSMA”), the EU Prospectus Regulation (Regulation (EU) 2017/1129) (the “Prospectus Regulation”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Securities in breach of section 21 (Restrictions on financial promotion) of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

5.40	in issuing Securities, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

5.41	all applicable provisions of the EU Market Abuse Regulation (Regulation (EU) No 596/2014) (“MAR”, the Prospectus Regulation, the FSMA, the Financial Services Act 2012 (the “FS Act”), and all rules and regulations made pursuant to MAR, the Prospectus Regulation, the FSMA and the FS Act, have been and will be complied with as regards anything done in relation to the Securities or otherwise in relation to the Registration Statement and any relevant Prospectus and the transactions contemplated thereby in, from or otherwise involving England (including, without limitation, articles 14 (Prohibition of insider dealing and of unlawful disclosure of inside information) and 15 (Prohibition of market manipulation) of MAR, sections 19 (The general prohibition) and 21 (Restrictions on financial promotion) of the FSMA and sections 89 (Misleading statements), 90 (Misleading impressions) and 91 (Misleading statements etc. in relation to benchmarks) of the FS Act);

5.42	the Company’s place of central management and control is not, and will not be as at each Bring-Down Date, the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers; and

5.43	no application has been or will be made for any Securities to be listed or admitted to trading on a regulated market, multilateral trading facility or organised trading facility situated or operating in the United Kingdom.

6.	SCOPE OF OPINIONS

6.1	The opinions given in this letter are limited to English law as it would be applied by English courts (including the laws of the European Union to the extent having the force of law in England by virtue of section 1A of the European Union (Withdrawal) Act 2018 (as introduced by section 1 of the European Union (Withdrawal Agreement) Act 2020)) on the date of this letter.

6.2	We express no opinion in this letter on the laws of any other jurisdiction and, in particular, we express no opinion on the laws of the European Union as it affects any jurisdiction other than England. We have not investigated the laws of any country other than England and we assume that no foreign law (other than the laws of the European Union to the extent having the force of law in England) affects any of the opinions stated in paragraph 4 (Opinions).

6.3	We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinions in paragraph 4 (Opinions), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinions in paragraph 4 (Opinions).

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6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5	We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6	The opinions given in this letter are given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and are subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7	This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8	We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion in the Registration Statement and any relevant Prospectus, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10	This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Online Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2	The Telephone Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. We have not made enquiries of any District Registry or County Court in England and Wales.

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7.3	The opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

7.6	The opinion set out in paragraph 4.3 (Opinions) relates only to Ordinary Shares offered or sold from time to time pursuant to the Registration Statement (including Ordinary Shares issued upon conversion of any convertible Debt Securities in accordance with their terms, or upon exercise of any Warrants in accordance with their terms) that are new Ordinary Shares issued by the Company from time to time following the date of the Registration Statement. We express no opinion in respect of any securities of the Company existing as at the date of this opinion which may be offered or sold from time to time.

8.	DISCLOSURE AND RELIANCE

8.1	This letter is addressed to you solely for your benefit in connection with the Registration Statement and the transactions contemplated thereunder. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

8.2	This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Claire Keast-Butler

Cooley (UK) LLP